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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)


                        ALLIANCE CAPITAL MANAGEMENT L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Units Representing Assignments of Beneficial
                   Ownership of Limited Partnership Interests
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  018548 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Alvin H. Fenichel
                      Senior Vice President and Controller
                      The Equitable Companies Incorporated
                          1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 314-4094
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                With a copy to:
              Christianne Butte, Head of Central Legal Department
                             AXA, 9, place Vendome
                              75001 Paris, France
                              011-331-40-75-56-38
--------------------------------------------------------------------------------

                                 Not applicable
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b), (3) or (4), check the following box [_]


Note: Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment continuing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                                 (Page 1 of 63)
                          (Exhibits begin on page 32)




(SC13D-07/98)

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 2 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     AXA
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111 - See Item 5
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66% - See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     HC, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 3 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     FINAXA
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111 - See Item 5
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66% - See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     HC, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 4 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     AXA Assurances IARD Mutuelle
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111 - See Item 5
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66% - See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 5 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     AXA Assurances Vie Mutuelle
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111 - See Item 5
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66% - See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 6 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     AXA Courtage Assurance Mutuelle
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111 - See Item 5
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66% - See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 7 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     AXA Conseil Vie Assurance Mutuelle
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111 - See Item 5
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66% - See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 8 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     Claude Bebear, as a Trustee
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Citizen of France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111 - See Item 5
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66% - See Item 5
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                 Page 9 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     Patrice Garnier, as a Trustee
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     00
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Citizen of France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                Page 10 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


     Henri de Clermont-Tonnerre, as a Trustee
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     00
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Citizen of France
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    See Item 5
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          See Item 5
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    See Item 5
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    See Item 5
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111
     (Not to be construed as an admission of beneficial ownership)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                Page 11 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     The Equitable Companies Incorporated
     13-3623351
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    96,647,111
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    96,647,111
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     HC, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                Page 12 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     The Equitable Life Assurance Society of the United States
     13-5570651
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    96,647,111
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    96,647,111
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,647,111


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     56.66%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     IC, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                Page 13 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Equitable Holdings, LLC
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    25,171,535
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    25,171,535
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     25,171,535


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     14.76%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     HC, OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                Page 14 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Equitable Investment Corporation
     13-2694412
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     AF
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    25,137,905
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    25,137,905
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     25,137,905

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     14.74%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     HC, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                Page 15 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     ACMC, Inc.
     13-2677213
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    66,943,000
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    66,943,000
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     66,943,000


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     39.25%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 018548 10 7            SCHEDULE 13D                Page 16 of 63 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Equitable Capital Management Corporation
     13-3266813
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    25,137,905
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    25,137,905
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     25,137,905


________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     14.74%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

       This Amendment No. 6 amends and restates in its entirety the Statement on
Schedule 13D ("Schedule 13D") initially filed on August 4, 1992 with the Securities and Exchange Commission by AXA, Midi Participations, Finaxa, the Mutuelles AXA (as herein defined) and the Trustees (as herein defined) of a Voting Trust, as amended by Amendment No. 1 to the Schedule 13D ("Amendment No. 1") filed on July 29, 1993, Amendment No. 2 to the Schedule 13D filed on September 14, 1994 ("Amendment No. 2"), Amendment No. 3 to the Schedule 13D filed on October 22, 1996 ("Amendment No. 3"), Amendment No. 4 to the Schedule 13D filed on July 11, 1997 ("Amendment No. 4") and Amendment No. 5 to the
Schedule 13D filed on September 4, 1997 ("Amendment No. 5"), each of which was filed by AXA, Midi Participations (except as to Amendment Nos. 3, 4 and 5), Finaxa, the Mutuelles AXA, the Trustees, The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States, Equitable Holding Corporation (which was merged in 1997 into Equitable Holdings, LLC), Equitable Investment Corporation, ACMC, Inc. and Equitable Capital Management Corporation, which Schedule 13D relates to Units representing assignments of beneficial ownership of limited partnership interests of Alliance Capital Management L.P., a Delaware limited partnership ("Alliance").

Item 1.  Security and Issuer

       The class of equity securities to which this statement relates is the Units representing assignments of beneficial ownership of limited partnership interests (the "Units") of Alliance. The address of the principal executive offices of Alliance is 1345 Avenue of the Americas, New York, New York 10105.

Item 2.  Identity and Background

       This statement is being filed by (i) AXA (formerly known as AXA-UAP), a company organized under the laws of France, (ii) Finaxa, a company organized under the laws of France, (iii) AXA Assurances IARD Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle) and AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle), four mutual insurance companies organized under the laws of France (the "Mutuelles AXA"), (iv) Claude Bebear (Chairman of the Executive Board of AXA), Patrice Garnier (a member of the Supervisory Board of
AXA) and Henri de Clermont-Tonnerre (a member of the Supervisory Board of AXA), as Trustees (the "Trustees") of a Voting Trust (the "Voting Trust") established pursuant to a Voting Trust Agreement dated as of May 12, 1992, as amended January 22, 1997, by and among AXA and the Trustees (the "Voting Trust Agreement"), (v) The Equitable Companies Incorporated, a Delaware corporation ("Equitable Holding"), (vi) The Equitable Life Assurance Society of the United States, a New York stock life insurance company ("Equitable"), (vii) Equitable Holdings, LLC ("EHLLC"), a New York limited liability company whose sole member is Equitable, (viii) Equitable Investment Corporation, a New York corporation ("EIC"), (ix) ACMC, Inc., a Delaware corporation ("ACMC"), and (x) Equitable Capital Management Corporation, a Delaware corporation ("ECMC"). AXA, Finaxa, the Mutuelles AXA, the Trustees, Equitable Holding, Equitable, EHLLC, EIC, ACMC and ECMC are hereinafter collectively referred to as the "Reporting Persons."

       AXA. AXA is a holding company for an international group of insurance and related financial service companies. The address of AXA's principal business and office is 9, place Vendome, 75001 Paris, France. As of March 1, 1999, approximately 20.7% of the ordinary shares (representing 32.7% of the voting power) of AXA were directly or indirectly owned by Finaxa. As of March 1, 1999, the Mutuelles AXA, in addition to their indirect beneficial ownership of AXA ordinary shares through Finaxa, directly beneficially owned 3.2% of AXA's ordinary shares (representing 4.9% of the voting power). In addition, as of March 1, 1999, 1.1% of the ordinary shares of AXA without the power to vote were owned by certain subsidiaries of AXA.

       Finaxa. Finaxa is a holding company. The address of Finaxa's principal business and office is 23, avenue Matignon, 75008 Paris, France. As of March 1, 1999, 61.7% of the voting shares (representing 72.3% of the voting power) of Finaxa were owned by the Mutuelles AXA (one of which, AXA Assurances I.A.R.D. Mutuelle, owned 35.4% of the voting shares, representing 41.5% of the voting power), and 22.7% of the voting shares (representing 13.7% of the voting power) of Finaxa were owned by Paribas, a French bank.

       The Mutuelles AXA. The Mutuelles AXA are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle) and AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle). Each of the Mutuelles AXA is a mutual insurance company organized under the laws of France. The address of each of the Mutuelles AXA's principal business and office is as follows: (i) for each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 21, rue de Chateaudun, 75009 Paris, France; (ii) for AXA Conseil Vie Assurance Mutuelle, Tour Franklin, 100-101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France; and (iii) for AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France.

       The Trustees. In order to ensure, for insurance regulatory purposes, that certain indirect minority shareholders of AXA are not able to exercise control over Equitable Holding and certain of its insurance subsidiaries, AXA has agreed pursuant to the Voting Trust Agreement to deposit in the Voting Trust the shares of capital stock of Equitable Holding having voting powers beneficially owned by AXA and certain of its affiliates. AXA or any such affiliate depositing capital stock in the Voting Trust will remain the beneficial owner of all capital stock deposited by it in the Voting Trust, but during the term of the Voting Trust the Trustees will exercise all voting rights with respect to such capital stock. Additional information relating to the Voting Trust Agreement is set forth in the Schedule 13D filed by AXA with respect to its ownership of the capital stock of Equitable Holding.

       Information with respect to the Trustees is set forth on Exhibit 1 hereto since each of the Trustees is a member of either the Executive Board or the Supervisory Board of AXA.

       Equitable Holding and Subsidiaries. Equitable Holding is a holding company. As of March 15, 1999, approximately 58.4% of the outstanding shares of common stock of Equitable Holding were beneficially owned by AXA. Equitable Holding and its subsidiaries (including Equitable, a wholly-owned subsidiary) provide diversified financial services to a broad spectrum of insurance, investment management and investment banking customers. ACMC is a wholly-owned subsidiary of Equitable. EHLLC, whose sole member is Equitable, wholly-owns EIC, which in turn wholly-owns ECMC. ECMC, ACMC, EIC, EHLLC and Equitable Holding are holding companies. The address of the principal business and principal office of Equitable Holding, Equitable, EHLLC, EIC, ACMC and ECMC is 1290 Avenue of the Americas, New York, New York 10104.

       The (i) name, (ii) residence or business address, (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and (iv) citizenship of each of the executive officers and directors of each of the Reporting Persons are set forth on Exhibits 1 through 13 hereto. None of the Reporting Persons nor, to the knowledge of any Reporting Person, any natural person named in Exhibits 1 through 13 hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which any such Reporting Person or person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

       See response to Item 4.

Item 4.  Purpose of Transaction

       Alliance was organized as a master limited partnership in 1987 to succeed to the business of ACMC, a Delaware corporation then a subsidiary of Equitable, which began providing investment management services in 1971. On April 21, 1988, the business and substantially all of the operating assets of ACMC were conveyed to Alliance in exchange for a 1% general partnership interest in Alliance and approximately 55% of the then outstanding Units.

       Equitable and its subsidiaries have acquired for cash beneficial ownership of additional Units subsequent to the formation of Alliance in order to finance sales of shares of mutual funds for which Alliance is the investment adviser. Additional Units were also acquired by Equitable and its subsidiaries in order to provide Alliance with additional capital to take advantage of growth opportunities and strategic global alliances, including Units acquired by Equitable Life as consideration for property transferred to Alliance by Equitable Life and Units acquired for cash in order to provide capital to Alliance for the acquisition of Shields Asset Management, Incorporated and its wholly-owned subsidiary, Regent Investor Services, Incorporated.

       Under current tax law, Alliance, as a partnership, generally is not subject to Federal income tax. However, the tax law in effect prior to August 5, 1997, also provided that, as a consequence of the public trading of Units, Alliance would have been treated as a corporation for Federal income tax purposes beginning on January 1, 1998. On June 24, 1997, Alliance announced plans for a transaction (the "Transaction") involving a merger in which a newly formed Delaware corporation ("New Co.) would have become the general partner of Alliance and Alliance would have merged with a wholly-owned subsidiary of New Co., with Alliance as the surviving entity. In such merger, holders of Units would have exchanged their existing Units for an equal number of shares of Class A Common Stock of New Co., unless such holders elected to continue as limited partners in Alliance, which would have ceased to be a publicly traded limited partnership, or elected to participate in a cash alternative. Following the Transaction, the Units would have become subject to severe restrictions on transferability. Alliance also stated that it would not proceed with plans for the Transaction if, during 1997, it determined that changes in federal tax law would make it preferable for Alliance to retain its current ownership form.

     On August 5, 1997, The Taxpayer Relief Act of 1997 was signed into law. It included the option for certain publicly traded partnerships to maintain partnership tax status and pay a 3.5% tax on partnership gross business income (the "3.5% tax"). On August 6, 1997, Alliance announced its intention to utilize this option and remain a publicly traded limited partnership and that it would not implement the previously announced Transaction.

       On April 8, 1999, Alliance issued a press release announcing plans for a reorganization (the "Reorganization") expected to be completed in the third quarter of 1999. A copy of the press release is included as Exhibit 17 hereto. Alliance proposes to reorganize by transferring its business to a newly formed private Delaware limited partnership ("Alliance II"), in exchange for Alliance II units of limited partnership interest and a 1% general partnership interest in Alliance II. Alliance II, as a private partnership, will not be subject to the 3.5% tax. Following the Reorganization, Alliance's principal asset will be Alliance II units and Alliance will function solely as a holding company through which public unitholders will continue to own an indirect interest in Alliance's business. The business presently conducted by Alliance will continue to be conducted unchanged by Alliance II, and all employees of Alliance will become employees of Alliance II with the same responsibilities. Alliance's general partner will also serve as the general partner of Alliance II. Immediately after the reorganization, Alliance will change its name to "Alliance Capital Management Holding L.P.", and the new partnership, Alliance II, will assume the name "Alliance Capital Management L.P."

       If the Reorganization is approved by Alliance unitholders, Alliance will offer all of its unitholders the opportunity to exchange their Alliance Units for Alliance II units, on a one-for-one basis. All Alliance unitholders will have the right to retain their existing publicly-traded Units in Alliance. Alliance II units will be subject to restrictions on transfer that will make them substantially illiquid to ensure that Alliance II is not classified as a publicly traded partnership for federal tax purposes.

       Equitable Life and its affiliates intend to exchange substantially all of their Units in Alliance for Alliance II units and the 1% general partnership interest in Alliance II in a private transaction on the same terms and immediately following the public exchange offer. Equitable has agreed to pay the transaction costs associated with the Reorganization.

       In addition to the exchanges contemplated by the proposed Reorganization, the Reporting Persons in the future may acquire or dispose of additional Units and, if the proposed Reorganization described above is completed, may acquire or dispose of additional units of Alliance II.

       Except as set forth in this statement, none of the Reporting Persons has any plans or proposals described in Item 4(a)-(j) of Schedule 13D.

Item 5.  Interest in Securities of the Issuer

       (a), (b) As of March 1, 1999, Equitable beneficially owned directly 4,532,576 Units representing 2.66% of the Units outstanding. ACMC beneficially owned directly 66,943,000 Units representing 39.25% of the Units outstanding. ECMC beneficially owned directly 25,137,905 Units, representing 14.74% of the Units outstanding. Equitable, ACMC and ECMC have the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of each of their respective Units. In addition, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), 71.3% of the shares of common stock of which are directly and indirectly owned by Equitable Holding, may be deemed, directly or indirectly, to be the beneficial owner of 33,630 Units, acquired solely for investment purposes on behalf of client discretionary accounts. By reason of its ownership interest in ECMC, EIC may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 25,137,905 Units owned by ECMC, representing 14.74% of the Units outstanding. By reason of its ownership interest in ECMC and DLJ, EHLLC may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to 25,171,535 Units including the 25,137,905 Units owned by ECMC and the 33,630 Units held in DLJ client discretionary accounts, representing 14.76% of the Units outstanding. By reason of its ownership interest in ACMC, ECMC and DLJ, Equitable may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 66,943,000 Units owned by ACMC, the 25,137,905 Units owned by ECMC and the 33,630 Units acquired on behalf of client discretionary accounts by DLJ which, together with the 4,532,576 Units owned directly by Equitable, represent 56.66% of the Units outstanding. By reason of its ownership interest in ACMC, ECMC, DLJ and Equitable, Equitable Holding may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 66,943,000 Units owned by ACMC, the 25,137,905 Units owned by ECMC, the 4,532,576 Units owned directly by Equitable and the 33,630 Units acquired on behalf of client discretionary accounts by DLJ, representing 56.66% of the Units outstanding. (This excludes Units acquired by Alliance solely for investment purposes on behalf of client discretionary accounts.)

       AXA, by virtue of its ownership of 58.4% of the outstanding shares of common stock of Equitable Holding, may be deemed to beneficially own all of the Units of Alliance owned indirectly by Equitable Holding. By reason of the Voting Trust Agreement, the Trustees may also be deemed to be beneficial owners of such Units. In addition, the Mutuelles AXA, as a group, and Finaxa may be deemed to be beneficial owners of such Units. Each of AXA, Finaxa, the Mutuelles AXA and the Trustees expressly declares that the filing of this Schedule 13D shall not be construed as an admission that it is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such Units.

       AXA, by reason of its relationship with Equitable Holding, may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of all of the Units beneficially owned by Equitable Holding. By reason of the Voting Trust arrangement, the Trustees may be deemed and, by reason of their relationship with AXA, the Mutuelles AXA, as a group, and Finaxa may be deemed, to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the Units beneficially owned by Equitable Holding.

       To the knowledge of the Reporting Persons, the following directors and executive officers of the Reporting Persons listed in Exhibits 1 through 13 hereto beneficially own the following number of outstanding Units and options or other rights to acquire Units presently or within 60 days:


Richard H. Jenrette                18,000 Units (of which 1,000 Units are held
                                   on behalf of the Richard Hampton Jenrette
                                   Foundation and 1,000 Units are held in an IRA account)

John T. Hartley                    1,460 Units (all of which are owned by his
                                   spouse, Martha Hartley)

Peter D. Noris                     2,000 Units

George J. Sella, Jr.               10,000 Units

John S. Chalsty                    18,000 Units

Dave H. Williams                   1,868,912 Units (160,000 of which are owned
                                   by his spouse, Reba Williams)

       Other than as described above, none of the Reporting Persons beneficially owns any Units or options or other rights to acquire Units presently or within 60 days and, to the knowledge of the Reporting Persons, none of the natural persons listed in Exhibits 1 through 13 hereto beneficially owns any Units or options and other rights to acquire Units within 60 days.

       (c) During the 60 days preceding the filing of this Amendment, the following purchase of Units of the issuer was made by Richard Jenrette for the account of the Richard Hampton Jenrette Foundation in an open market transaction on the New York Stock Exchange:

         Date                       Amount of Units           Price per Unit
         ----                       ---------------           --------------

         March 2, 1999              1,000                     $25.6875

Other than as described above, no transactions in the Units have been effected during the past 60 days by the Reporting Persons, or, to the knowledge of the Reporting Persons, any natural person named in Exhibits 1 through 13 hereto.

       (d) Not applicable.

       (e)  Midi  Participations,   formerly  a  reporting  person  as  to  this
statement, was merged into AXA on May 9, 1996. Alpha Assurances IARD Mutuelle, formerly a reporting person as to this statement, was merged into Alpha Assurances Vie Mutuelle (now known as AXA Conseil Vie Assurance Mutuelle) in 1997.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Equitable Life, Alliance and Alliance II have entered into an Exchange Agreement, dated as of April 8, 1999, whereby Equitable Life has agred, on the terms and conditions stated therein, to exchange, and to cause its affiliates who hold Alliance Units to exchange, substantially all of such Units for Alliance II units immdiately following, and subject to the same terms and conditions as, the public exchange offer. A copy of a form of the Exchange Agreement is included as Exhibit 18 hereto.

Item 7.        Material to Be Filed as Exhibits

Exhibit 1 Information with respect to Members of the Executive Board, Supervisory Board and Executive Officers of AXA

Exhibit 2 Information with respect to Executive Officers of Finaxa and Members of Finaxa's Conseil d'Administration

Exhibit 3 Information with respect to Executive Officers of AXA Assurances IARD Mutuelle and Members of AXA Assurances IARD Mutuelle's Conseil d'Administration

Exhibit 4 Information with respect to Executive Officers of AXA Assurances Vie Mutuelle and Members of AXA Assurances Vie Mutuelle's Conseil d'Administration

Exhibit 5      Information  with respect to  Executive  Officers of AXA Courtage
               Assurance   Mutuelle  and  Members  of  AXA  Courtage   Assurance
               Mutuelle's Conseil d'Administration

Exhibit 6 Information with respect to Executive Officers of AXA Conseil Vie Assurance Mutuelle and Members of AXA Conseil Vie Assurance Mutuelle's Conseil d'Administration

Exhibit 7 Intentionally omitted since Alpha Assurances I.A.R.D. Mutuelle was merged into Alpha Assurances Vie Mutuelle (now known as AXA Conseil Vie Assurance Mutuelle).

Exhibit 8 Information with respect to the Executive Officers and Directors of The Equitable Companies Incorporated

Exhibit 9 Information with respect to the Executive Officers and Directors of The Equitable Life Assurance Society of the United States (which is the sole member of Equitable Holdings, LLC)

Exhibit 10 Intentionally omitted since Equitable Holding Corporation has merged into Equitable Holdings, LLC, whose sole member is The Equitable Life Assurance Society of the United States

Exhibit 11 Information with respect to the Executive Officers and Directors of Equitable Investment Corporation

Exhibit 12 Information with respect to the Executive Officers and Directors of ACMC, Inc.

Exhibit 13 Information with respect to the Executive Officers and Directors of Equitable Capital Management Corporation

Exhibit 14 Filing Agreement with respect to the Schedule 13D among the Reporting Persons (incorporated by reference to Exhibit 17 of the Schedule 13D filed on August 4, 1992)

Exhibit 15 Powers of Attorney with respect to the Schedule 13D (incorporated by reference to Exhibit 15 filed with Amendment No. 3 to the
               Schedule 13D filed on October 22, 1996)

Exhibit 16 Amended and Restated Transfer Agreement dated as of February 23, 1993, as amended and restated on May 28, 1993 (incorporated by reference to Exhibit 19 filed with Amendment No. 1 to the
               Schedule 13D filed on July 29, 1993)

Exhibit 17     Press  Release,   dated  April  8,  1999,  of  Alliance   Capital
               Management L.P.

Exhibit 18 Form of Exchange Agreement, dated as of April 8, 1999, among The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P. and Alliance Capital Management L.P. II

Signatures

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  April 8, 1999                         AXA
                                             FINAXA
                                             AXA ASSURANCES IARD MUTUELLE
                                             AXA ASSURANCES VIE MUTUELLE
                                             AXA COURTAGE ASSURANCE
                                             MUTUELLE
                                             AXA CONSEIL VIE ASSURANCE
                                             MUTUELLE
                                             CLAUDE BEBEAR, PATRICE GARNIER
                                             AND
                                             HENRI DE CLERMONT-TONNERRE,
                                             AS
                                             TRUSTEES UNDER THE VOTING
                                             TRUST AGREEMENT

                                             By /s/ Alvin H. Fenichel
                                             -----------------------------------
                                                             Signature


                                             Alvin H. Fenichel, Attorney-in-Fact
                                             -----------------------------------
                                                            Name/Title

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 8, 1999                         THE EQUITABLE COMPANIES
                                             INCORPORATED

                                             By:    /s/ Alvin H. Fenichel
                                                   -----------------------------
                                             Name:  Alvin H. Fenichel,
                                             Title: Senior Vice President and
                                                    Controller

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 8, 1999                         THE EQUITABLE LIFE ASSURANCE
                                             SOCIETY OF THE UNITED STATES

                                             By:    /s/ Alvin H. Fenichel
                                                   -----------------------------
                                             Name:  Alvin H. Fenichel,
                                             Title: Senior Vice President and
                                                    Controller

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 8, 1999                         EQUITABLE HOLDINGS, LLC

                                             By: /s/ Alvin H. Fenichel
                                             -----------------------------------
                                             Name: Alvin H. Fenichel,
                                             Title: Senior Vice President and
                                                    Controller

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 8, 1999                         EQUITABLE INVESTMENT
                                             CORPORATION

                                             By: /s/ Kevin R. Byrne
                                             -----------------------------------
                                             Name:  Kevin R. Byrne
                                             Title: Treasurer

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 8, 1999                         ACMC, INC.

                                             By: /s/Kevin R. Byrne
                                             -----------------------------------
                                             Name:  Kevin R. Byrne
                                             Title: Senior Vice President and
                                                    Chief Financial Officer

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 8, 1999                         EQUITABLE CAPITAL MANAGEMENT
                                             CORPORATION

                                             By: /s/Kevin R. Byrne
                                             -----------------------------------
                                             Name:  Kevin R. Byrne
                                             Title: Senior Vice President and
                                                    Chief Financial Officer

                                                                       Exhibit 1

              MEMBERS OF THE EXECUTIVE BOARD, THE SUPERVISORY BOARD
                           AND THE EXECUTIVE OFFICERS
                                       OF
                                       AXA

       The names of the Members of the Executive Board, the Supervisory Board and the Executive Officers of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is that of AXA at 9, place Vendome, 75001 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.


                         Members of the Executive Board

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Claude Bebear                         Chairman of the Executive Board
AXA
23, avenue Matignon
75008 PARIS

Gerard de La Martiniere               Senior Executive Vice-President and
AXA                                   Chief Financial Officer
23, avenue Matignon
75008 PARIS

Michel Pinault                        Senior Executive Vice-President and
AXA                                   Executive Board Secretary
23, avenue Matignon
75008 PARIS


                        Members of the Supervisory Board

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Antoine Bernheim                      Chairman of Assicurazioni Generali SpA
Lazard Freres et Cie                  (insurance)
121, Bd Haussmann
75008 PARIS

Jacques Calvet                        Former Chairman of the Executive Board of
7, rue de Tilsitt                     Peugeot SA (auto manufacturer)
75017 PARIS

Name, Business Address                  Present Principal Occupation
----------------------                  ----------------------------

Henri de Clermont-Tonnerre           Chairman of the Supervisory Board of Qualis
ERSA                                 SCA (transportation)
90, rue de Miromesnil
75008 PARIS

David Dautresme                      General Partner of Lazard Freres et Cie
Lazard Freres et Cie                 (investment banking)
121, boulevard Haussmann
75008 PARIS

Guy Dejouany                         Honorary Chairman of Vivendi
Vivendi
Generale des Eaux
52, rue d'Anjou
75008 PARIS

Paul Desmarais(1)                    Chairman and Chief Executive Officer of
Power Corporation of Canada          Power Corporation of Canada (industry
751, square Victoria                 and services)
MONTREAL (QUEBEC)
CANADA H2Y 2J3

Jean-Rene Fourtou                    Chairman and Chief Executive Officer of
Rhone Poulenc S.A.                   Rhone-Poulenc S.A. (manufacturer of
25, Quai Paul Dourner                chemicals and agricultural products)
92408
COURBEVOIE

Michel Francois-Poncet               Chairman of the Supervisory Board of
PARIBAS                              Paribas (financial services and banking)
3, rue d'Antin
75002 PARIS

Jacques Friedmann                    Chairman of the Supervisory Board
AXA
9, Place Vendome
75001 PARIS

-----------------------------
(1)    Citizen of Canada.

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Patrice Garnier                       Retired
Anthony J. Hamilton(1)                Group Chairman and Chief Executive of Fox-
Fox-Pitt, Kelton Group Ltd.           Pitt, Kelton Group Limited (investment
35 Wilson Street                      banking firm)
London EC2M 2SJ
ENGLAND

Henri Hottinguer(2)                   Vice-Chairman of Financiere Hottinguer
Financiere                            (banking)
HOTTINGUER
43, rue Taitbout
75009 PARIS

Richard Jenrette(3)                   Senior advisor of Donaldson, Lufkin &
DLJ                                   Jenrette (investment banking)
277 Park Avenue
NEW YORK, NY 10172 - USA

Henri Lachmann                        Vice-Chairman and Chief Executive Officer
SCHNEIDER S.A.                        of Schneider S.A. (electric equipment)
64-70, Av. Jean-Baptiste Clement
92646 BOULOGNE
CEDEX

Gerard Mestrallet                     Chairman and Chief Executive Officer of
Suez - Lyonnaise des Eaux             Suez Lyonnaise des Eaux (finance)
1, rue d'Astorg
75008 PARIS

Friedel Neuber                        Chairman of the Executive Board of
Westdeutsche Landesbank               Westdeutsche Landesbank (banking)
   Girozentrale
Herzogstrasse 15
D-40217
DUSSELDORF
(Allemagne)

-----------------------------
(1)    Citizen of United Kingdom

(2)    Citizen of Switzerland

(3)    Citizen of the United States of America

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Alfred von Oppenheim                  Chairman of Bank Oppenheim (banking)
SAL OPPENHEIM Jr. & Cie
Unter Sachsenhausen 4
50667 KOLN
(Allemagne)

Michel Pebereau                       Chairman and Chief Executive Officer of
B.N.P.                                Banque Nationale de Paris (banking)
16, boulevard des Italiens
75009 PARIS

Didier Pineau-Valencienne             Chairman of Schneider SA (electric
SCHNEIDER S.A.                        equipment)
64-70, Av. Jean-Baptiste Clement

Bruno Roger                           General Partner of Lazard Freres & Cie
Lazard Freres et Cie                  (investment banking)
121, boulevard Haussman
75008 PARIS

Simone Rozes                          First honorary President of Cour de
2, rue Villaret de Joyeuse            Cassation (government)
75017 PARIS


                               Executive Officers

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Claude Bebear                         Chairman of the Executive Board
AXA
23, avenue Matignon
75008 PARIS

Name, Business Address                Present Principal Occupation

Jean-Luc Bertozzi                     Executive Officer of AXA Assurances IARD
Tour AXA                              Mutuelle and AXA Assurances Vie Mutuelle
1, place des Saisons
92083 PARIS LA DEFENSE

Donald Brydon(1)                      Senior Executive Vice-President; Chief
AXA Investment Managers               Executive, AXA Investment Managers Europe
60 Gracechurch Street
London EC3V 0HR
U.K.

John Chalsty(2)                       Senior Executive Vice-President;
DLJ                                   Chairman of Donaldson, Lufkin & Jenrette,
277 Park Avenue                       Inc. (investment banking)
New York, NY 10172
USA

Henri de Castries                     Senior Executive Vice-President;
AXA                                   Financial Services and Insurance
23, avenue Matignon                   Activities in the United States, United
75008 PARIS                           Kingdom, Benelux, Northern and Eastern
                                      Europe

Francoise Colloch                     Senior Executive Vice-President,
AXA                                   Group Human Resources and Communications
23, avenue Matignon
75008 PARIS

Jacques Deparis                       Executive Officer of AXA Courtage and AXA
AXA Courtage                          Collectives
26, rue Louis le Grand
75002 PARIS

Michael Hegarty                       Vice Chairman and Chief Operating Officer
Equitable                             of The Equitable Companies Incorporated
1290 Avenue of the Americas           and President and Chief Operating Officer
New York, NY 10104                    of The Equitable Life Assurance Society of
USA                                   the United States

-----------------------------

(1)   Citizen of the United Kingdom
(2)   Citizen of the United States of America

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Tony Killen                           Senior Executive Vice-President; Managing
National Mutual Holdings              Director of National Mutual Holdings
447 Collins Street
Melbourne
Victoria 3000
Australia

Claas Kleyboldt(1)                    Senior Executive Vice-President; Chairman
AXA Colonia Konzern                   of the Executive Board AXA Colonia Konzern
Gereondriesch 9-11                    AG
50670 Koln
Germany

Gerard de La Martiniere               Senior Executive Vice-President and Chief
AXA                                   Financial Officer
23, avenue Matignon
75008 PARIS

Edward Miller                         President and Chief Executive Officer of
Equitable                             The Equitable Companies Incorporated;
1290 Avenue of the Americas           Chairman and Chief Executive Officer of
New York, NY 10104                    The Equitable Life Assurance Society of
USA                                   the United States

Jean-Marie Nessi                      Chairman and Chief Executive Officer of
AXA Re                                AXA Reassurance
39, rue de colisee
75008 PARIS

Francois Pierson                      Executive Officer of AXA Conseil IARD  and
AXA Conseil                           AXA Conseil Vie
21, rue de Chateaudun
75009 PARIS

Michel Pinault                        Senior Executive Vice-President and
AXA                                   Secretary of the Executive Board
23, avenue Matignon
75008 PARIS

-----------------------------
(1)   Citizen of Germany

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

Claude Tendil                         Senior Executive Vice-President; Chairman
AXA                                   and Chief Executive Officer - French
23, avenue Matignon                   Insurance activities, international risks,
75008 PARIS                           transborder insurance projects

Dave H. Williams(1)                   Senior Executive Vice-President; Chairman
Alliance Capital                      of Alliance Capital Management Corporation
1345 Avenue of the Americas
New York, NY 10105
USA

Mark Wood                             Senior Executive Vice President;
SLPH                                  Managing Director of Sun Life & Provincial
107 Cheapside                         Holdings (insurance)
London EC2V 6DU
U.K.

-----------------------------
(1)  Citizen of the United States of America

                                                                       Exhibit 2


                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                                     FINAXA

The names of the Members of the Conseil d'Administration and of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

*Claude Bebear                        Chairman and Chief Executive Officer;
 AXA                                   Chairman of the Executive Board of AXA
 23, avenue Matignon
 75008 PARIS

*Henri de Castries                    Senior Executive Vice-President,
 AXA                                   Financial Services and Insurance
 23, avenue Matignon                   Activities in the United States, United
 75008 PARIS                           Kingdom, Benelux, Northern and Eastern
                                      Europe

*Henri de Clermont-Tonnerre           Chairman of the Supervisory Board of
 ERSA                                  Qualis SCA (transportation)
 90, rue de Miromesnil
 75008 PARIS

*Jean-Rene Fourtou                    Chairman andrChief Executive Officer of
 Permanent representative of AXA       Rhone-Poulenc S.A.(manufacturer of
 ASSURANCES IARD MUTUELLE              chemicals and agricultural products)
 Rhone Units
 25, Quai Paul Doumer
 92408
 COURBEVOIE

*Patrice Garnier                      Retired

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

*Henri Hottinguer(1)                  Vice-Chairmane of Financiere Hottinguer
 Financiere                           (banking)
 HOTTINGUER
 43, rue Taitbout
 75009 PARIS

*Paul Hottinguer(1)                   Chairman of Financiere Hottinguer
 Financiere                           (banking)
 HOTTINGUER
 43, rue Taitbout
 75009 PARIS

*Henri Lachmann                       Vice-Chairman and Chief Executive Officer
 SCHNEIDER S.A.                        of Schneider SA (electric equipment)
 64-70, Av. Jean-Baptiste Clement
 92646 BOULOGNE CEDEX

*Andre Levy-Lang                      Chairman of the Executive Board of
 PARIBAS                                PARIBAS (banking)
 3, Rue d'Antin
 75002 PARIS

*Christian Manset                     Member of the Executive Board of
 PARIBAS                                PARIBAS (banking)
 3, Rue d'Antin
 75002 PARIS

*Georges Rousseau                     Retired

*Emilio de Ybarra y Churruca          Chairman and Chief Executive Officer of
 BBV                                  BANCO BILBAO VIZCAYA (banking)
 Paseo de la
 Castellana, 81
 28046 MADRID
 ESPAGNE

 Gerard de La Martiniere              Chief Executive Officer;
 AXA                                  Senior Executive Vice-President and Chief
 23, avenue Matignon                  Financial Officer of AXA
 75008 PARIS

-----------------------------
*  Member, Conseil d'Administration

-----------------------------
(1)   Citizen of Switzerland

                                                                       Exhibit 3

                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                          AXA ASSURANCES IARD MUTUELLE

       The names of the Members of the Conseil d'Administration and of the Executive Officers of AXA Assurances IARD Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances IARD Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances IARD Mutuelle and each individual is a citizen of the Republic of France.


Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Claude Bebear                       Chairman;
 AXA                                  Chairman of the Executive Board of AXA
 23, avenue Matignon
 75008 PARIS

* Henri Lachmann                      Vice President;
 SCHNEIDER S.A.                       Vice-Chairman and Chief Executive Officer
 64-70, Av. Jean-Baptiste Clement     of Schneider S.A. (electric equipment)
 92646 BOULOGNE CEDEX

* Claude Tendil                       Senior Executive Vice-President of AXA;
 AXA                                  Chairman and Chief Executive Officer -
 23, avenue Matignon                  French Insurance activities, international
 75008 PARIS                          risks, transborder insurance projects

  Jean-Luc Bertozzi                   Executive Officer of AXA Assurances IARD
 Tour AXA                             and AXA Assurances Vie
 1, place des Saisons
 92083 PARIS LA DEFENSE

* Henri de Castries                   Senior Executive Vice-President, Financial
 AXA                                  Services and Insurance Activities in the
 23, avenue Matignon                  United States, United Kingdom, Benelux,
 75008 PARIS                          Northern and Eastern Europe

* Jean-Rene Fourtou                   Chairman andrChief Executive Officer of
 Rhone-Poulenc                        Rhone-Poulenc S.A. (manufacturer of
 25, Quai Paul Doumer                 chemicals and agricultural products)
 92408 COURBEVOIE

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Henri de Clermont-Tonnerre          Chairman of the Supervisory Board of
 ERSA                                 Qualis SCA (transportation)
 90, rue de Miromesnil
 75008 PARIS

* Francois Richer                     Retired

* Georges Rousseau                    Retired

* Gerard Coutelle                     Retired

* Francis Vaudour                     Retired

* Jean-Pierre Chaffin Representing    Chairman
 ASSSE Federation de la Metallurgie
 CFE-CGC
 5, rue La Bruyere
 75009 PARIS

* Jean de Ribes                       Manager
 Fortuny Fortune
 Conseil
 5 avenue Percier
 75008 PARIS




-----------------------------
 *  Member, Conseil d'Administration

                                                                       Exhibit 4
                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                           AXA ASSURANCES VIE MUTUELLE



       The names of the Members of the Conseil d'Administration and of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.



Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Claude Bebear                       Chairman;
 AXA                                  Chairman of the Executive Board of AXA
 23, avenue Matignon
 75008 PARIS

* Henri Lachmann                      Vice President;
 SCHNEIDER S.A.                       Vice-Chairman and Chief Executive Officer
 64-70, Av. Jean-Baptiste Clement     of Schneider S.A. (electric equipment)
 92646 BOULOGNE CEDEX

* Claude Tendil                       Senior Executive Vice-President of AXA
 AXA                                  Chairman and Chief Executive Officer -
 23, avenue Matignon                  French Insurance activities, international
 75008 PARIS                          risks, transborder insurance projects

  Jean-Luc Bertozzi                   Executive Officer of AXA Assurances IARD
 Tour AXA                             and AXA Assurances Vie
 1, place des Saisons
 92083 PARIS LA DEFENSE

* Henri de Castries                   Senior Executive Vice-President, Financial
 AXA                                  Services and Insurance Activities in the
 23, avenue Matignon                  United States, United Kingdom, Benelux,
 75008 PARIS                          Northern and Eastern Europe

* Jean-Rene Fourtou                   Chairman and Chief Executive Officer of
 Rhone-Poulenc S.A.                   Rhone-Poulenc S.A. (manufacturer of
 25, Quai Paul Doumer                 chemicals and agricultural products)
 92408 COURBEVOIE

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Henri de Clermont-Tonnerre          Chairman of the Supervisory Board of
 ERSA                                 Qualis SCA (transportation)
 90, rue de Miromesnil
 75008 PARIS

* Francois Richer                     Retired

* Georges Rousseau                    Retired

* Gerard Coutelle                     Retired

* Francis Vaudour                     Retired

* Jean-Pierre Chaffin Representing    Chairman
 ASSE Federation de la Metallurgie
 CFE-CGC
 5, rue La Bruyere
 75009 PARIS

* Jean de Ribes                       Manager
 Fortuny Fortune
 Conseil
 5 avenue Percier
 75008 PARIS


--------------------------
*   Member, Conseil d'Administration

                                                                       Exhibit 5

                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                         AXA COURTAGE ASSURANCE MUTUELLE

       The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.



Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Claude Bebear                       Chairman;
 AXA                                  Chairman of the Executive Board of AXA
 23, avenue Matignon
 75008 PARIS

* Henri Lachmann                      Vice President;
 SCHNEIDER S.A.                       Vice-Chairman and Chief Executive Officer
 64-70, Av. Jean-Baptiste Clement     of Schneider S.A. (electric equipment)
 92646 BOULOGNE CEDEX

* Claude Tendil                       SeniorTExecutive Vice-President of AXA;
 AXA                                  Chairman and Chief Executive Officer -
 23, avenue Matignon                  French Insurance activities, international
 75008 PARIS                          risks, transborder insurance projects

  Jacques Deparis                     Executive Officer of AXA Courtage IARD
 AXA Courtage                         and AXA Collectives
 26, rue Louis le Grand
 75002 PARIS

* Henri de Castries                   Senior Executive Vice-President, Financial
 AXA                                  Services and Insurance Activities in the
 23, avenue Matignon                  United States, United Kingdom, Benelux,
 75008 PARIS                          Northern and Eastern Europe

* Jean-Rene Fourtou                   Chairman and Chief Executive Officer of
 Rhone-Poulenc S.A.                   Rhone-Poulenc S.A. (manufacturer of
 25, Quai Paul Doumer                 chemicals and agricultural products)
 92408 COURBEVOIE

* Patrice Garnier                     Retired

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Francis Cordier                     Retired

* Georges Rousseau                    Retired

* Gerard Coutelle                     Retired

* Jean-Pierre Chaffin Representing    Chairman
 ASSSE Federation de la Metallurgie
 CFE-CGC
 5, rue La Bruyere
 75009 PARIS

* Jean de Ribes                       Manager
 Fortuny Fortune
 Conseil
 5 avenue Percier
 75008 PARIS

-----------------------
*   Member, Conseil d'Administration

                                                                       Exhibit 6

                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                       AXA CONSEIL VIE ASSURANCE MUTUELLE

       The names of the Members of Conseil d'Administration and of the Executive Officers of AXA Conseil Vie Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Conseil Vie Assurance Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Conseil Vie Assurance Mutuelle and each individual is a citizen of the Republic of France.



Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Claude Bebear                       Chairman;
 AXA                                  Chairman of the Executive Board of AXA
 23, avenue Matignon
 75008 PARIS

* Henri Lachmann                      Vice President;
 SCHNEIDER S.A.                       Vice-Chairman and Chief Executive Officer
 64-70, Av. Jean-Baptiste Clement     of Schneider S.A. (electric equipment)
 92646 BOULOGNE CEDEX

* Claude Tendil                       Senior Executive Vice-President of AXA;
 AXA                                  Chairman and Chief Executive Officer -
 23, avenue Matignon                  French Insurance activities, international
 75008 PARIS                          risks, transborder insurance projects

  Francois Pierson                    Executive Officer of AXA Conseil Vie and
 AXA Conseil                          AXA Conseil IARD
 21, rue de Chateaudun
 75009 PARIS

* Henri de Castries                   Senior Executive Vice-President, Financial
 AXA                                  Services and Insurance Activities in the
 23, avenue Matignon                  United States, United Kingdom, Benelux,
 75008 PARIS                          Northern and Eastern Europe

* Jean-Rene Fourtou                   Chairman andrChief Executive Officer of
 Rhone-Poulenc S.A.                   Rhone-Poulenc S.A. (manufacturer of
 25, Quai Paul Doumer                 chemicals and agricultural products)
 92408 COURBEVOIE

* Patrice Garnier                     Retired

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Francois Cordier                    Retired

* Francois Richer                     Retired

* Bernard Cornille                    Retired

* Francis Vaudour                     Retired

* Henri de Clermont Tonnerre          Chairman of the Supervisory Board of
 ERSA                                 Qualis SCA (transportation)
 90 rue de Miromesnil
 75008 PARIS

* Jean de Ribes                       Manager
 Fortuny Fortune
 Conseil
 5 avenue Percier
 75008 PARIS

------------------------
*   Member, Conseil d'Administration

                                                                       Exhibit 8

                        Executive Officers and Directors
                                       of
                      The Equitable Companies Incorporated

       The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.


Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Claude Bebear (1)                   Chairman of the Executive Board, AXA
 AXA
 23, avenue Matignon
 75008 Paris, France

* John S. Chalsty                     Chairman of the Board, Donaldson, Lufkin
 Donaldson, Lufkin & Jenrette, Inc.   & Jenrette, Inc. (investment banking)
 277 Park Avenue
 New York, NY  10172

* Francoise Colloc'h (1)              Senior Executive Vice President,
 AXA                                  Human Resources and Communications,
 23, avenue Matignon                  AXA
 75008 Paris, France

*  Henri de Castries (1)              Chairman of the Board; Senior Executive
 AXA                                  Vice President-Financial Services and Life
 23, avenue Matignon                  Insurance Activities (U.S., Germany, U.K.
 75008 Paris, France                  and Benelux), AXA

*  Joseph L. Dionne                   Chairman of the Board,
 The McGraw-Hill Companies            The McGraw Hill Companies
 1221 Avenue of the Americas          (publishing)
 New York, NY  10020

*  Jean-Rene Fourtou (1)              Chairman and Chief Executive Officer,
 Rhone-Poulenc S.A.                   Rhone-Poulenc S.A. (manufacturer of
 25 quai Paul Doumer                  chemicals and agricultural products)
 92408 Courbevoie Cedex,
 France

*  Jacques Friedmann (1)              Chairman of the Supervisory Board of AXA
 AXA
 9, Place Vendome
 75001 Paris, France

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

 Robert E. Garber                     Executive Vice President and General
                                      Counsel; Executive Vice President and
                                      General Counsel of The Equitable Life
                                      Assurance Society of the United States

 Jerome S. Golden                     Executive Vice President; Executive Vice
                                      President of The Equitable Life Assurance
                                      Society of the United States

* Donald J. Greene, Esq.              Counselor-at-Law; Partner, LeBoeuf, Lamb,
  LeBoeuf, Lamb, Greene & MacRae,     Greene & MacRae, L.L.P. (law firm)
  L.L.P.
  125 West 55th Street
  New York, NY  10019

* Anthony J. Hamilton (2)             Group Chairman and Chief Executive of
  Fox-Pitt, Kelton Group Limited      Fox-Pitt, Kelton Group Limited (investment
  35 Wilson Street                    banking firm)
  London, England  EC2M 2SJ

* John T. Hartley                     Director and retired Chairman and Chief
  Harris Corporation                  Executive Officer of Harris Corporation
  1025 Nasa Boulevard                 (manufacturer of electronic, telephone and
  Melbourne, FL  32919                copying systems)

* John H. F. Haskell, Jr.             Director and Managing Director of Warburg
  Warburg Dillon Read LLC             Dillon Read LLC (investment banking)
  535 Madison Avenue
  New York, NY  10028

* Michael Hegarty                     Vice Chairman and Chief Operating Officer;
                                      President and Chief Operating Officer of
                                      The Equitable Life Assurance Society of
                                      the United States

* Nina Henderson                      President of Bestfoods Grocery (food
  Bestfoods Grocery                   manufacturer)
  700 Sylvan Avenue
  Englewood Cliffs, NJ  07632

* W. Edwin Jarmain (3)                President of Jarmain Group Inc. (private
  Jarmain Group Inc.                  investment holding company)
  121 King Street West
  Suite 2525, Box 36
  Toronto, Ontario M5H 3T9
  Canada

Name, Business Address                Present Principal Occupation
----------------------                ----------------------------

* Edward D. Miller                    President and Chief Executive Officer;
                                      Chairman and Chief Executive Officer of
                                      The Equitable Life Assurance Society of
                                      the United States

  Peter D. Noris                      Executive Vice President and Chief
                                      Investment Officer; Executive Vice
                                      President and Chief Investment Officer of
                                      The Equitable Life Assurance Society of
                                      the United States

* Didier Pineau-Valencienne (1)       Vice Chairman of Credit Suisse First
  6470, avenue Jean Baptiste Clement  Boston (investment banking)
  92646 Boulogne-Billancourt Cedex,
  France

* George J. Sella, Jr.                Retired Chairman and Chief Executive
  American Cyanamid Company           Officer, American Cyanamid Company
  P.O. Box 397                        (manufacturer of pharmaceutical products
  Newton, NJ  07860                   and agricultural herbicides and
                                      pesticides)

  Jose Suquet                         Executive Vice President; Senior Executive
                                      Vice President and Chief Distribution
                                      Officer of The Equitable Life Assurance
                                      Society of the United States

  Peter J. Tobin                      Dean of the College of Business
                                      Administration, St. John's University

  Stanley B. Tulin                    Executive Vice President and Chief
                                      Financial Officer; Vice Chairman and Chief
                                      Financial Officer of The Equitable Life
                                      Assurance Society of the United States

* Dave H. Williams                    Chairman of Alliance Capital Management
  Alliance Capital Management         Corporation
  Corporation
  1345 Avenue of the Americas
  New York, NY  10105


---------------------------
*  Director
   (1)  Citizen of the Republic of France
   (2)  Citizen of the United Kingdom
   (3)  Citizen of Canada

                                                                       Exhibit 9

                        Executive Officers and Directors
                                       of
            The Equitable Life Assurance Society of the United States

       The names of the Directors and the names and titles of the Executive Officers of The Equitable Life Assurance Society of the United States ("Equitable"), which is the sole member of Equitable Holdings, LLC, and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Equitable at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Equitable and each individual is a United States citizen.


 Name, Business Address            Present Principal Occupation
 ----------------------            ----------------------------

  Leon B. Billis                   Executive Vice President and Chief
                                   Information Officer

  Derry E. Bishop                  Executive Vice President and Chief Agency
                                   Officer

  Robert T. Brockbank              Executive Vice President and AXA Group
                                   Deputy Chief Information Officer
  John A. Caroselli                Executive Vice President

* Francoise Colloc'h (1)           Senior Executive Vice President, Group
  AXA                              Human Resources and Communications,
  23, avenue Matignon              AXA
  75008 Paris, France

* Henri de Castries (1)            Senior Executive Vice President Financial
  AXA                              Services and Life Insurance Activities (U.S.,
  23, avenue Matignon              Germany, U.K. and Benelux), AXA
  75008 Paris, France

* Joseph L. Dionne                 Chairman of the Board of The McGraw Hill
  The McGraw-Hill Companies        Companies (publishing)
  1221 Avenue of the Americas
  New York, NY  10020

  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

*  Denis Duverne (1)               Senior Vice President, International
   AXA                             (US-UK-Benelux), AXA
   23, avenue Matignon
   75008 Paris, France

*  Jean-Rene Fourtou (1)           Chairman and Chief Executive Officer of
   Rhone-Poulenc S.A.              Rhone-Poulenc S.A.(manufacturer of
   25 quai Paul Doumer             chemicals and agricultural products)
   92408 Courbevoie Cedex,
   France

*  Norman C. Francis               President, Xavier University of Louisiana
   Xavier University of Louisiana
   7235 Palmetto Street
   New Orleans, LA  70125

   Robert E. Garber                Executive Vice President and General
                                   Counsel; Executive Vice President and
                                   General Counsel of The Equitable
                                   Companies Incorporated

   Jerome S. Golden                Executive Vice President;
                                   Executive Vice President of The Equitable
                                   Companies Incorporated

*  Donald J. Greene, Esq.          Counselor-at-Law; Partner, LeBoeuf,
   LeBoeuf, Lamb, Greene & MacRae, Lamb, Greene & MacRae, L.L.P.
     L.L.P.                        (law firm)
   125 West 55th Street
   New York, NY  10019

*  John T. Hartley                 Director and retired Chairman and Chief
   Harris Corporation              Executive Officer of Harris Corporation
   1025 Nasa Boulevard             (manufacturer of electronic, telephone and
   Melbourne, FL  32919            copying systems)

*  John H. F. Haskell, Jr.         Director and Managing Director, Warburg
   Warburg Dillon Read LLC         Dillon Read LLC (investment banking firm)
   535 Madison Avenue
   New York, NY  10022

  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

* Michael Hegarty                  President and Chief Operating Officer;
                                   Vice Chairman and Chief Operating Officer
                                   of The Equitable Companies Incorporated
* Nina Henderson                   President of Bestfoods Grocery (food
  Bestfoods Grocery                manufacturer)
  700 Sylvan Avenue
  Englewood Cliffs, NJ  07632

* W. Edwin Jarmain (3)             President of Jarmain Group Inc. (private
  Jarmain Group Inc.               investment holding company)
  121 King Street West
  Suite 2525
  Toronto, Ontario  M5H379
  Canada

* George T. Lowy                   Counselor-at-Law, Partner, Cravath,
  Cravath, Swaine & Moore          Swaine & Moore (law firm)
  825 Eighth Avenue
  New York, NY  10019

  Michael S. Martin                Executive Vice President and Chief
                                   Marketing Officer

  Richard J. Matteis               Executive Vice President

* Edward D. Miller                 Chairman and Chief Executive Officer;
                                   President and Chief Executive Officer of
                                   The Equitable Companies Incorporated

  Peter D. Noris                   Executive Vice President and Chief
                                   Investment Officer; Executive Vice
                                   President and Chief Investment Officer of
                                   The Equitable Companies Incorporated

  Brian S. O'Neil                  Executive Vice President

* Didier Pineau-Valencienne (1)    Vice Chairman of Credit Suisse First
  6470, avenue Jean-Baptiste       Boston (investment banking)
    Clement
  92646 Boulogne-Billancourt Cedex,
  France

  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

* George J. Sella, Jr.             Retired Chairman and Chief Executive
  American Cyanamid Company        Officer of American Cyanamid Company
  P.O. Box 397                     (manufacturer pharmaceutical products
  Newton, NJ  07860                and agricultural herbicides and
                                   pesticides)

  Jose Suquet                      Senior Executive Vice President and Chief
                                   Distribution Officer; Executive Vice
                                   President of The Equitable Companies
                                   Incorporated

  Peter J. Tobin                   Dean of the College of Business
                                   Administration, St. John's University

* Stanley B. Tulin                 Vice Chairman and Chief Financial Officer;
                                   Executive Vice President and Chief
                                   Financial Officer of The Equitable
                                   Companies Incorporated

  Gregory G. Wilcox                Executive Vice President

* Dave H. Williams                 Chairman of Alliance Capital Management
  Alliance Capital                 Corporation
  1345 Avenue of the Americas
  New York, NY  10105

  R. Lee Wilson                    Executive Vice President
                                   and Deputy Chief Financial Officer


------------------------
*   Director
    (1)  Citizen of the Republic of France
    (2)  Citizen of the United Kingdom
    (3)  Citizen of Canada

                                                                      Exhibit 10

                        Executive Officers and Directors
                                       of
                        Equitable Investment Corporation

       The names of the  Directors  and the names  and  titles of the  Executive
Officers of Equitable Investment Corporation ("EIC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EIC at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EIC and each individual is a United States citizen.


  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

* Michael Hegarty                  Executive Vice President and Chief
                                   Operating Officer; President and Chief
                                   Operating Officer of The Equitable Life
                                   Assurance Society of the United States;
                                   Vice Chairman and Chief Operating Officer of The Equitable Companies incorporated

* Edward D. Miller                 Chairman, President and Chief Executive
                                   Officer; Chairman and Chief Executive
                                   Officer of The Equitable Life Assurance
                                   Society of the United States; President
                                   and Chief Executive Officer of The
                                   Equitable Companies Incorporated

* Stanley B. Tulin                 Executive Vice President and Chief
                                   Financial Officer; Vice Chairman and Chief
                                   Financial Officer of The Equitable Life
                                   Assurance Society of the United States;
                                   Executive Vice President and Chief
                                   Financial Officer of The Equitable
                                   Companies Incorporated


-----------------------
*  Director

                                                                      Exhibit 11

                        Executive Officers and Directors
                                       of
                                   ACMC, Inc.


       The names of the Directors and the names and titles of the Executive Officers of ACMC, Inc. and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ACMC, Inc. at 1290 Avenue of the Americas, New York, New York, 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ACMC, Inc. and each individual is a United States citizen.


  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

* Kevin R. Byrne                   Senior Vice President and Chief Financial
                                   Officer; Senior Vice President and
                                   Treasurer of The Equitable Life Assurance
                                   Society of the United States and The
                                   Equitable Companies Incorporated

* Michael Hegarty                  President and Chief Operating Officer of
                                   The Equitable Life Assurance Society of
                                   the United States; Vice Chairman and Chief
                                   Operating Officer of The Equitable
                                   Companies Incorporated

* Edward D. Miller                 Chairman and Chief Executive Officer of
                                   The Equitable Life Assurance Society of
                                   the United States; President and Chief
                                   Executive Officer of The Equitable
                                   Companies Incorporated

* Stanley B. Tulin                 Chairman, President and Chief Executive
                                   Officer; Vice Chairman and Chief Financial
                                   Officer of The Equitable Life Assurance
                                   Society of the United States; Executive
                                   Vice President and Chief Financial Officer of The Equitable Companies Incorporated


----------------------
*  Director

                                                                      Exhibit 12

                        Executive Officers and Directors
                                       of
                    Equitable Capital Management Corporation

       The names of the Directors and the names and titles of the Executive Officers of Equitable Capital Management Corporation ("ECMC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ECMC at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ECMC and each individual is a United States citizen.

  Name, Business Address           Present Principal Occupation
  ----------------------           ----------------------------

* Kevin R. Byrne                   Senior Vice President and Chief Financial
                                   Officer; Senior Vice President and
                                   Treasurer of The Equitable Life Assurance
                                   Society of the United States and The
                                   Equitable Companies Incorporated

* Michael Hegarty                  President and Chief Operating Officer of
                                   The Equitable Life Assurance Society of
                                   the United States; Vice Chairman and Chief
                                   Operating Officer of The Equitable
                                   Companies Incorporated

* Edward D. Miller                 Chairman and Chief Executive Officer of
                                   The Equitable Life Assurance Society of
                                   the United States; President and Chief
                                   Executive Officer of The Equitable
                                   Companies Incorporated

* Stanley B. Tulin                 Chairman, President and Chief Executive
                                   Officer; Vice Chairman and Chief Financial
                                   Officer of The Equitable Life Assurance
                                   Society of the United States; Executive
                                   Vice President and Chief Financial Officer of The Equitable Companies Incorporated


----------------------
*  Director

                                                                      Exhibit 17
                                                                   PRESS RELEASE

Media Contact:        Duff Ferguson
                      (212) 969-1056

Investor Contact:     Anne Drennan
                      (212) 969-6443

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                        ANNOUNCES PROPOSED REORGANIZATION

         New York, N.Y., April 8, 1999 -- Alliance Capital Management L.P. (NYSE: AC) ("Alliance") today announced a proposed reorganization of Alliance's business that will give investors in Alliance the choice between 1) continuing to hold liquid units of Alliance listed on the New York Exchange that are subject to a federal tax on Alliance's gross business income and 2) holding a highly illiquid interest in a new private limited partnership that is not subject to that tax.

         Alliance proposes to transfer its business to a newly-formed private limited partnership which will conduct Alliance's business without change in management or employee responsibilities. Alliance's principal asset will be its interest in the new partnership, and it will function solely as a holding company through which public unitholders will continue to own an indirect interest in Alliance's business. Immediately after the reorganization, Alliance will change its name to "Alliance Capital Management Holding L.P.", and the new partnership will assume the name "Alliance Capital Management L.P."

         In connection with the proposed reorganization, Alliance will offer all holders of Alliance units the opportunity to exchange their units in Alliance for units of limited partnership interest in the new partnership on a one-for-one basis.

         Alliance is a publicly-traded partnership for federal tax purposes and is therefore generally not required to pay federal income taxes. Alliance is, however, subject to a federal tax of 3.5% on gross business income from the active conduct of a trade or business pursuant to The Taxpayer Relief Act of 1997. The new partnership, on the other hand, will be a private partnership and will not be subject to the federal tax. However, units of limited partnership interest in the new partnership will not be listed on any securities exchange and will be subject to significant restrictions on sale or transfer. Accordingly, certain unitholders may not find it advantageous to participate in the exchange because of the transfer restrictions on interests in the new partnership.

         All unitholders will have the right to retain their existing publicly-traded units in Alliance.

         The reorganization will also provide Alliance with the opportunity to offer tax advantaged private partnership interests as consideration in future acquisitions and for raising additional equity capital in instances where the restrictions on sale or transfer of these interests are acceptable.

         The proposed reorganization will require the approval of a majority of Alliance's unaffiliated public unitholders and certain other contractual and regulatory approvals. Unitholders are not being asked to take any action at this time. Alliance intends to send its limited partners and unitholders a proxy statement/prospectus describing in detail the proposed reorganization and unitholder voting procedures. The exchange offer will take place pursuant to an exchange offer prospectus that Alliance will mail separately to unitholders. Alliance expects that the reorganization and exchange offer will be completed in the third quarter of 1999.

         As of December 31, 1998 Alliance's general partner, Alliance Capital Management Corporation (an indirect wholly-owned subsidiary of The Equitable Life Assurance Society of the United States ("Equitable"), owned a 1% general partnership interest in Alliance. Alliance Capital Management Corporation will also be the general partner of the new partnership. Approximately 57% of Alliance's outstanding units are beneficially owned by Equitable. Equitable is expected to exchange substantially all of its interests in Alliance units for interests in the new partnership. Equitable has agreed to pay the transaction costs associated with the reorganization.

About Alliance Capital Management L.P.

         Alliance is the nation's largest publicly-traded asset manager, as measured by assets under management, with $286.7 billion in client assets under management at December 31, 1998. Alliance manages retirement assets for many of the largest public and private employee benefit plans (including 35 of the nation's Fortune 100 companies), for public employee retirement funds in 34 out of the 50 states, and for foundations, endowments, banks, and insurance companies. Alliance is one of America's largest mutual fund sponsors, with a diverse family of fund portfolios and over 3.6 million shareholder accounts.

                                                                      Exhibit 18



                               EXCHANGE AGREEMENT


     THIS EXCHANGE AGREEMENT (this "Agreement") is dated as of April 8, 1999 by and among Alliance Capital Management L.P., a Delaware limited partnership ("Alliance Holding"), Alliance Capital Management L.P. II, a Delaware limited partnership ("Alliance Capital"), and The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation ("Equitable Life").

     WHEREAS, Alliance Holding proposes to reorganize its business, such reorganization (the "Reorganization") to involve, among other things: (i) the transfer or assignment (the "Transfer") by Alliance Holding of all or substantially all of its assets to Alliance Capital in exchange for the issuance by Alliance Capital to Alliance Holding of 100% of the units of limited partnership interest in Alliance Capital ("Alliance Capital Units") and a general partnership interest in Alliance Capital and the assumption by Alliance Capital of all or substantially all of the liabilities of Alliance Holding and
(ii) the offer by Alliance Holding to exchange on a one-for-one basis outstanding Alliance Holding units for Alliance Capital Units (the "Exchange Offer"), subject to terms and conditions to be agreed upon among the parties, pursuant to an exchange offer registered with the Securities and Exchange Commission; and

     WHEREAS, Equitable Life and its affiliates own approximately 57% of the outstanding Alliance Holding units.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

 1. Agreement to Exchange. Immediately after the consummation of the Exchange Offer, Equitable Life agrees to exchange, and to cause its affiliates who hold Alliance Holding units to exchange, substantially all of such Alliance Holding units for Alliance Capital Units held by Alliance Holding, subject to the same terms and conditions as the Exchange Offer (the "Private Exchange").

 2. Conditions to Obligations. The obligations of Equitable Life to consummate the Private Exchange shall be subject to the fulfillment of the following conditions: (a) the conditions to the closing of the transactions contemplated by the draft Agreement and Plan of Reorganization (in substantially the form distributed to the directors of Alliance Holding in connection with their April 8, 1999 special meeting (the "Special Meeting")) shall have been satisfied; and
(b) the Transfer and the Exchange Offer shall have been consummated on substantially the terms described in the draft Proxy Statement/S-4 Registration

Statement distributed to the directors of Alliance Holding in connection with the Special Meeting, with any additions, deletions or amendments thereto as may be approved by Equitable Life.

 3. Termination. This Agreement may be terminated at any time (a) by the written agreement of the parties hereto; (b) by any of Alliance Holding, Alliance Capital or Equitable Life if any condition specified in Section 2 shall not have been satisfied or waived prior to December 31, 1999; or (c) by Equitable Life if the Reorganization is abandoned.

 4. Miscellaneous.

     (a.) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflicts or choice of law provisions that would make applicable the substantive laws of any other jurisdiction.

     (b) This Agreement may be amended only with the prior written consent of each party hereto.

     (c) This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (d) This Agreement shall be superceded (without further action by the parties hereto) by the Agreement and Plan of Reorganization upon execution thereof by Equitable Life, Alliance Holding, Alliance Capital and Alliance Capital Management Corporation.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                           ALLIANCE CAPITAL MANAGEMENT L.P.

                           By:      Alliance Capital Management Corporation
                                       its general partner


                            By:
                                       -------------------------------------
                                       Name:
                                       Title:


                            ALLIANCE CAPITAL MANAGEMENT L.P. II

                            By:     Alliance Capital Management Corporation
                                       its general partner


                            By:
                                       -------------------------------------
                                        Name:
                                        Title:

                            THE EQUITABLE LIFE ASSURANCE SOCIETY
                            OF THE UNITED STATES

                             By:
                                       -------------------------------------
                                       Name:
                                       Title: